Exhibit 10.17
EXECUTION VERSION
AMENDED AND RESTATED PRODUCTS DEVELOPMENT AGREEMENT
     This Amended and Restated Products Development Agreement (this “Agreement”) is made and dated as of December 29, 2006 (the “Effective Date”), and amended and restated as of the 27th day of August, 2008, by and between Cornerstone Biopharma, Inc., a Nevada corporation (“Cornerstone”), and Neos Therapeutics, L.P., a Texas limited partnership (“Neos”) (Cornerstone and Neos are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).
     Whereas, Cornerstone desires to engage Neos to develop certain products (collectively and as further defined below, “Products” and each individually a “Product”), each in the form of an extended release liquid; and
     Whereas, Cornerstone and Neos desire that Cornerstone will prepare and prosecute with the United States Food and Drug Administration (“FDA”) a new drug application or other appropriate regulatory submission (each, an “NDA”) and other necessary or desirable applications in connection with Products that are successfully developed hereunder and as provided below; and
     Whereas, Cornerstone and Neos will, with respect to each Product that is subject of an approved NDA and subject to the other terms hereof, enter into a separate Manufacturing Agreement related to the manufacture of such Product in the form attached hereto as Exhibit “A” at or around the time of such approval; and
     Whereas, Cornerstone, in consideration of this Agreement and Neos’s performance hereunder, has forgiven all principal and interests amounts owed by Neos to Cornerstone under that certain Secured Subordinated Promissory Note dated August 1, 2006, in the principal amount of $500,000.00; and
     Whereas, Cornerstone and Neos desire to define the obligations between the Parties as respects the development, regulatory application submission process and manufacture of the Products.
     WHEREAS, Cornerstone and Neos previously entered into a Products Development Agreement (the “Original Agreement”) on December 29, 2006; and
     WHEREAS, the Parties wish to amend and restate the Original Agreement;
     Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements set forth hereby and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     1. Products — Generally. The Parties agree that Neos will use its commercially reasonable efforts to develop the following extended-release liquid Products to be sold by doctor’s prescription only containing the following active pharmaceutical ingredients in accordance with the terms hereof using Neos’ patent-pending Dynamic Time Release Suspension technology as provided herein, with each of the following Products to be manufactured in a dosage to be agreed upon by the Parties and with the same active ingredients as listed below or with active ingredients that are suggested by Cornerstone and approved by Neos:
          a. [***] (which Product shall not be the subject of an abbreviated new drug application with FDA based on equivalence with or comparability to the product sold under the proprietary name [***], Application No. {***]) (sometimes referred to herein as the “First Product”);
          b. [***];
          c. [***]; and
          d. [***].
     2. Product Development.
          a. Development — Generally.
               i. Product Development Plans. The First Product Development Plan (hereinafter defined) and any Subsequent Product Development Plan (hereinafter defined) shall include the following: Neos shall use its commercially reasonable efforts to develop (and validate a method for the testing of) a commercially viable subject Product (the “Development”) starting upon Cornerstone’s request. Contingent upon the successful completion of the Development, Neos will produce an exhibit batch (each, the “Exhibit Batch”) of the greater of a 1/10 scale of a batch of the Product or 200 liters of the subject Product and place the Exhibit Batch on stability (the “Stability Work”). Neos will use its commercially reasonable efforts to complete adequate Stability Work on the applicable Product. If adequate Stability Work is completed successfully in accordance with Neos’ stability protocol, Neos will manufacture a reasonable amount of the Product designated by Cornerstone to be used in the Clinical Studies (defined below). If the Clinical Studies are successfully completed for a Product, Neos shall use its commercially reasonable efforts to validate its process for manufacturing the Product (the “Process Validation Work”), including the manufacture of any lots reasonably necessary to complete the Process Validation Work.
               ii. No Guarantee of Success; Repeated Steps; Additional Steps. Cornerstone understands, that: (i) there is no guarantee that Neos will be successful in the Development with respect to the First Product or with respect to any other Product; (ii) while Neos will use its commercially reasonable efforts to achieve the Development with respect to the First Product or any other Product in accordance with the applicable development plan, it may be

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

necessary or desirable to repeat one or more of the steps contained in an applicable development plan, and it may also be necessary or desirable to be perform additional steps in order to prepare any Product for Clinical Studies. Neos may repeat such steps or perform such additional steps in its reasonable discretion with the prior consent of Cornerstone, which consent may not be unreasonably withheld. Neos understands that there is no guarantee that Cornerstone will be successful in applying for an NDA or commercializing the First Product or any other Product.
               iii. Termination of Development Obligations. Neos shall have no obligation to develop any Product for Cornerstone beyond the Exclusivity Period (defined below).
          b. Development of the First Product. Neos agrees to formulate and complete stability testing and validation regarding the First Product in accordance with the outline of actions, processes and procedures as provided by a product development plan on the First Product which the Parties agree to use their respective reasonable efforts to complete within forty five (45) days from a request from Cornerstone to begin drafting the plan (the “First Product Development Plan”). Once completed, the First Product Development Plan shall be attached hereto as Appendix I. Neos agrees to use its commercially reasonable diligent efforts to complete the milestones related to the development of the First Product by the dates contained in such Appendix.
          c. Consecutive Development. The Products will be developed consecutively, not concurrently, so that no two Products are in active development at the same time. However once the first Clinical Study is successfully completed for a given Product, upon Cornerstone’s request, the development of the next Product shall commence.
               i. First Product Successfully Developed. If the First Product is successfully developed in accordance with the First Product Development Plan: (A) Cornerstone shall, in accordance with the terms of Section 3 hereof, use its commercially reasonable efforts to prepare and successfully prosecute, in Cornerstone’s name, a NDA with FDA on the First Product; and (B) Neos and Cornerstone shall each use their commercially reasonable efforts to agree on a subsequent Product to be developed by Neos hereunder.
               ii. First Product Not Successfully Developed. If the First Product is not successfully developed in accordance with the First Product Development Plan, Cornerstone may elect to go forward with the development and/or application approval with respect to Subsequent Products by providing Neos with prompt written notice thereof, which notice must be delivered to Neos within sixty (60) days after Neos’ notice to Cornerstone that the First Product cannot reasonably be successfully developed in accordance with the First Product Development Plan. In the event that Cornerstone does not timely provide such notice, this Agreement will terminate. In the event that Cornerstone timely provides such notice, Neos and Cornerstone shall each use their commercially reasonable efforts to agree on a subsequent Product to be developed by Neos hereunder.
          d. Development of Subsequent Product(s). If the First Product is successfully developed in accordance with the First Product Development Plan or if Cornerstone provides notice to Neos in accordance with Section 2.c.ii. hereof, Neos agrees to formulate and complete stability testing and validation regarding the subsequent Product chosen by Cornerstone and Neos in accordance with the terms of Section 2.b.i. hereof. Such work by Neos shall be performed in accordance with a Subsequent Product Development Plan (hereinafter defined) for such subsequent Product. As used herein, the term “Subsequent Product Development Plan” shall mean a plan for the development of a subsequent Product that is agreed on by the Parties that is substantially in the form of the First Product Development Plan, but that takes into account the specific characteristics of the subject Product to be developed and the issues and challenges associated with the development of such subject Product. The Parties each agree to use their commercially reasonable efforts to jointly develop and approve each Subsequent Product Development Plan.
               i. Subsequent Product Successfully Developed. If a subsequent Product is successfully developed after the Parties proceed with development based on the successful completion of the first Clinical Study, in accordance with the applicable Subsequent Product Development Plan: (A) Cornerstone shall, in accordance with the terms of Section 3. hereof, use its commercially reasonable efforts to prepare and prosecute, in Cornerstone’s name, a NDA with FDA on the subject subsequent Product; and (B) Neos and Cornerstone shall each use their commercially reasonable efforts to choose another subsequent Product to be developed by Neos hereunder. Such chosen subsequent Product shall be developed by Neos hereunder in accordance with a new Subsequent Product Development Plan, which Subsequent Product Development Plan shall be developed and approved as provided above in this Section 2.c.
               ii. Subsequent Product Not Successfully Developed. If a Subsequent Product is not successfully developed in accordance with the applicable Subsequent Product Development Plan, Neos and Cornerstone shall each use their commercially reasonable efforts to choose a subsequent Product to be developed by Neos hereunder or, if the Parties agree or if the Parties fail to agree on a subsequent Product, there shall be no further development obligations hereunder with respect to any subsequent Product.
               iii. All Products. If the First Product is successfully developed in accordance with the terms of the First Product Development Plan, the processes described in Sections 2.d.i. and 2.d.ii. above shall be repeated (as provided herein) until each subsequent Product is the subject of a Subsequent Product Development Plan.
          e. Exclusivity. During the License Term (as defined below), each Party agrees that it will work exclusively with the other Party in developing (or attempting to develop) the Products for sale in the United States in accordance with the terms of this Agreement until the earlier of the termination of this Agreement unless earlier terminated (the “Exclusivity Period”). This obligation shall not restrict in any way Cornerstone’s ability to engage third parties to assist Cornerstone in performing its clinical development, regulatory or commercial activities related to Products that are developed under this Agreement. This obligation of exclusivity shall commence on the Effective Date for and shall apply to the First Product and for each of the other Products identified as provided by Section 1 and expire for any Product if and when the Parties determine not to continue development of that Product under this Agreement.
     3. Clinical Trials and Regulatory Filings. With respect to each Product that is successfully developed beyond the first Clinical Study, in accordance with its product development plan, Cornerstone shall initiate the performance of Clinical Studies (hereinafter defined) in connection with the First Product with a clinical research organization (each, a “CRO”) that Cornerstone has contracted with to perform the Clinical Studies and that has been jointly approved by the Parties in their respective reasonable discretion. Each contract entered into with a CRO for each Clinical Study under or in connection with this Agreement shall be between Cornerstone and such CRO (and Neos shall not be a party thereto), and each such contract shall require the CRO to maintain such Clinical Studies, including the results thereof, confidential. Further, with respect to the First Product, Cornerstone shall, as soon as reasonably possible, enter into an agreement with a CRO for the Clinical Studies for the First Product and, as soon as the Process Validation Work is completed and the first study successfully completed on the First Product, if ever, authorize the Clinical Studies to begin in order that it is completed as soon as reasonably possible. As used herein, the term “Clinical Studies” shall mean, collectively and individually, a study and studies in which a Product is tested in humans in order to confirm that a Product substantially meets its specifications or is otherwise acceptable to Cornerstone in its reasonable discretion. Neos shall provide its reasonable assistance to a CRO in connection with the Clinical Studies, including providing samples manufactured by Neos necessary for such Clinical Studies. Cornerstone recognizes and agrees that Clinical Studies may have to be repeated in connection with any Product and/or Regulatory Approvals (hereinafter defined), Cornerstone shall, during the pendancy of the Clinical Studies on the First Product (or any other Product, as applicable), begin assembling materials for a NDA for the Product. Cornerstone shall, if Clinical Studies show that the First Product (or another Product) meets its specifications or is otherwise acceptable to Cornerstone in its reasonable discretion, use its commercially reasonable efforts to assemble to remainder of the materials and the application for such NDA. Neos shall have the right to participate and consult in any work relating to regulatory filings related to any Product at its cost and Neos shall provide reasonable assistance to Cornerstone, as provided in Section 6. hereof, in connection with the chemistry, manufacturing and controls section of each regulatory filing submitted in connection with a Product pursuant to the terms hereof. If the Clinical Study shows that the First Product (or another Product) meets its specifications and is otherwise acceptable to Cornerstone in its reasonable discretion, then Cornerstone shall move forward with the submission and prosecution of the NDA, which Cornerstone shall use its reasonable efforts to file and prosecute as soon as reasonably possible. Neos acknowledges that the continued prosecution of an NDA and related commercialization activities are subject to the continued generation of favorable data necessary for the NDA related to the Product as determined by Cornerstone in its reasonable discretion. In connection with the foregoing, Cornerstone shall determine, in its reasonable discretion, whether any Investigational New Drug Application (“IND”), pre-IND meeting or other regulatory submissions, approvals or requirements are reasonably necessary (all of which, together with each NDA on a Product, and the applications and submissions in connection with each of the foregoing, are referred to herein collectively as “Regulatory Approvals”) and arrange for the completion thereof, with the reasonable assistance of Neos. All Regulatory Approvals shall be in the name of and owned by Cornerstone and Cornerstone shall designate Neos as the manufacturer, and no other person or entity, in each Regulatory Approval or any time thereafter so long as Neos is able and is approved by the FDA to manufacture in accordance with the terms of the relevant Manufacturing Agreement the Product that is the subject of a Regulatory Approval. Cornerstone agrees to use its commercially reasonable diligent efforts to complete the milestones related to Regulatory Approval of the First Product by the dates contained in the First Product Development Plan.

     4. Manufacturing Agreement. A reasonable time prior to the approval of any NDA submitted on a Product under this Agreement, Cornerstone and Neos will enter into a separate Manufacturing Agreement related to the manufacture of such Product substantially in a form mutually acceptable to the parties, which form the parties agree to negotiate in good faith within forty five (45) days from the submission date of the applicable NDA. The Parties agree that they will schedule, in their commercially reasonable discretion, the timing of the manufacture of the first commercial lots of each Product that is the subject of a Manufacturing Agreement in order to allow such Product to be commercially sold as soon as reasonably possible after approval of a NDA hereunder. If Neos is unwilling or unable, subject to the terms of the applicable Manufacturing Agreement, to enter into or perform all of its obligations under such a Manufacturing Agreement, Cornerstone may elect to have Product made by a contract manufacturer (the “Contract Manufacturer”) during the term of such unwillingness or inability, as applicable, pursuant to the license grant in Section 7.d. hereof. The selection of the Contract Manufacturer shall be subject to the approval of Neos, which shall not be unreasonably withheld as long as the Contract Manufacturer meets reasonable commercial and industry standards, does not have a conflict of interest in connection with Neos’ technology and executes a confidentiality and non-use agreement with Neos that is acceptable to Neos. Cornerstone must make such election in writing (a “Cornerstone Election”). In the event that Cornerstone makes such an election: (a) Neos shall, upon Cornerstone’s request and at Cornerstone’s expense, provide reasonable technology transfer assistance sufficient to enable Cornerstone or its designee to manufacture the Product; (b) Neos shall provide Cornerstone and Contract Manufacturer with a license (as further described in Section 7.d. below) to use all necessary Intellectual Property belonging to Neos as reasonably necessary for Contract Manufacturer to manufacture the Product; (c) Cornerstone shall pay Neos during the term of the license a royalty of the higher of (x) [***] of its Net Sales (defined below) of the Product if a patent has not issued covering any material used in or process used for the production of such Product; or (y) [***] of its Net Sales of the Product if a patent has issued, has not been invalidated nor expired, and covers any material used in or process used for the production of the Product; and (d) Cornerstone covenants that all transfers of the Product shall be in bona fide arm’s length transactions to third parties (except that Cornerstone may distribute a reasonable amount of samples of the Product solely to increase sales of the Product in bona fide arm’s length transactions). As used in this Agreement, the term “Net Sales” shall mean the gross amount invoiced for any sale of any Product by Cornerstone in a bona fide arm’s length transaction, less the following allowable deductions to the extent specifically related to the Product and actually taken or paid: (i) cash discounts and/or quantity discounts allowed; credits and allowances for returns, rejections and recalls; (ii) costs incurred for freight, insurance and transportation; (iii) quantity and other trade discounts, credits or allowances; (iv) sales and use taxes and other similar taxes incurred and government mandated rebates; and (v) reasonable accruals for estimated contract rebates and bid rebates, all of which shall be determined in accordance with United States generally accepted accounting practices (“GAAP”). In the event that Cornerstone provides a Cornerstone Election as provided above, Cornerstone shall have no further rights or remedies against Neos with respect to the Product except to fulfill its obligations to Cornerstone set forth in this Section 4.

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     5. Cornerstone Option on Products Outside of the United States. To the extent that Neos desires, during the term of this Agreement, to develop any Product for sale outside of the United States by a third party, Neos must first offer such development to Cornerstone by giving Cornerstone written notice of the general business terms, including general financial terms, territory and term of development, that Neos so intends or desires to pursue (“RFO Notice”), so that Cornerstone may consider such offer and negotiate a complete development agreement in such territory outside of the United States. Cornerstone shall, within a reasonable period of time, not to exceed thirty (30) days after Cornerstone’s receipt of a RFO Notice, inform Neos, that it does not wish to enter into such an agreement in such territory, in which case Neos shall be free to enter into any such agreements under terms that are not materially more favorable to the third party than those contained in the RFO Notice. Should Cornerstone notify Neos that is desires to enter into an agreement containing the terms contained in the RFO Notice, it must provide notice of such desire within a reasonable period of time, not to exceed thirty (30) days after its receipt of the RFO Notice, and within thirty (30) days after such notice, the Parties shall undertake good faith negotiations to conclude a development agreement. Neos shall not, during the term of this Agreement, enter into an agreement with a third party related to a territory outside of the United States for the development of any Product on terms that are materially more favorable than those contained in the RFO Notice. Neos shall include in any such agreement with a third party express prohibitions on marketing or selling any such product in the United States or its territories.
     6. Payment for Development and Regulatory Work.
          a. Execution. Upon execution of this Agreement, all debt owing from Neos to Cornerstone shall be forgiven, including, without limitation, all amounts owing (including principal and interest) under that certain Secured Subordinated Promissory Note dated August 1, 2006, in the principal amount of $500,000.00 (and Cornerstone’s liens in Neos’ property shall contemporaneously terminate).
          b. Regular Payments. Neos, at its own expense, will develop the First Product up to an including completion of the first Clinical Study in humans, which shall be a pilot study, i.e., a clinical study not suitable to support submission of an NDA in and of itself without further Clinical Studies (with each of the costs referenced in this sentence being collectively referred to as the “Neos First Product Expenses”). The Neos First Product Expenses shall: (A) begin after the effective date of this Agreement; (B) be approved by Cornerstone in advance, which consent may not be unreasonably withheld or delayed; and (C) shall be evidenced by reasonable documentation in accordance with GAAP (as applicable). After Neos has discharged its obligations under the first two sentences of this Section 6.b., Cornerstone shall pay Neos, within thirty (30) days after it receives an invoice from Neos in connection with its development efforts hereunder, all direct, actual costs and expenses incurred by Neos plus ten percent (10%) of those costs and expenses, plus $150 per hour for time spent by scientific and other appropriate-level personnel.
          c. Milestone Payments. Cornerstone shall provide the following consideration and pay the following milestone payments to Neos within ten (10) days of its receipt of notice that any of the below events have occurred with respect to the First Product and each subsequent Product (and if any of such payment(s) is/are due, Cornerstone must have made the preceding milestone payment(s)):

Milestone	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
For clarification, each of the foregoing milestone payments shall be due only once for each Product, including the First Product and each subsequent Product.
     7. Intellectual Property.
          a. Neos Intellectual Property. Except as specifically provided by Section 7.b. below, as between Neos and Cornerstone, all intellectual property owned by Neos or developed by Neos during the term of this Agreement, including, without limitation, all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, other proprietary information and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights (collectively, “Intellectual Property”) shall remain and be the sole and exclusive property of Neos. Further, except as specifically provided by Section 7.b. below, Neos shall be the sole owner of all Intellectual Property, or any modifications or improvements thereto, developed under or in connection with this Agreement, whether by Neos, Cornerstone or in combination, Neos makes no representation or warranty with respect to the validity of any patent, trademark, or copyright that may be granted with respect to any of its Intellectual Property.
          b. Cornerstone Intellectual Property. Cornerstone shall have exclusive rights to: any brand name and trade mark(s) assigned by Cornerstone to Products; trade dress specifically associated with Products that is developed by Cornerstone; and data generated from Clinical Studies and pre-Clinical Studies and post-Regulatory Approval (but not the Intellectual Property of Neos included therein), filings for Regulatory Approval (but not the Intellectual Property of Neos included therein) and sales and marketing information. Cornerstone shall not distribute, market or sell Products under Neos’ proprietary trademarks, trade names, service marks or use any of Neos’ copyrights, unless such permission is obtained in advance in writing. Cornerstone will not distribute, market or sell the Product under any proprietary trademarks, trade names, service marks, or copyrights to which it is not legally entitled. Intellectual Property

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

independently developed by Cornerstone, without exposure to or knowledge of Neos’ Intellectual Property as established by Cornerstone’s written records, during the term of this Agreement shall remain the property of Cornerstone.
          c. Further Documentation. Both during the term of this Agreement and at any time thereafter, the Parties agree to execute any documents reasonably requested by the other Party to effect the above provisions of this Article 7.
          d. License Grant.
               i. Generally. As used herein, “License Term” shall begin on the Effective Date and, unless earlier terminated as herein provided, shall end on the earlier of (A) the expiration or termination of this Agreement, or (B) December 31, 2026. Neos grants Cornerstone an exclusive license to its Intellectual Property only to the extent necessary to research, develop, make, have made, offer for sale, sell Products in the United States and its territories, but such license shall not exclude Neos. This license shall be on a Product-by-Product basis (but shall not begin with respect to each Product, on a Product -by-Product basis until such Product is finally determined in accordance with Section 1 hereof), provided that the right to make or have made Products will not be in effect except as specifically provided in Section 4 hereof. The license does not and will not, under any circumstance, be construed to extend beyond the Products. Accordingly, the license shall be irrevocable for the term thereof for any Product that is the subject of an NDA submission by Cornerstone or its successors, licensees or assigns and shall terminate with respect to any Product that is abandoned prior to filing an NDA submission. Cornerstone will have the right to grant sublicenses under the licenses from Neos with Neos’ prior written consent, which consent may not be unreasonably withheld, except the license to manufacture or have manufactured the Product may only be sublicensed to a Contract Manufacturer and only as specifically provided by Section 4 and subject to a Contract Manufacturer Agreement (hereinafter defined). The grant of any such sublicense hereunder will not relieve Cornerstone of its obligations under this Agreement. Cornerstone shall have the right to enforce the Intellectual Property against third party infringement in the United States and its territories only to the extent that such Intellectual Property infringement is on a Product and to retain any damages or settlements resulting from such enforcement, [***]. Neos shall reasonably cooperate in any such action and Cornerstone shall reimburse Neos for its reasonable costs incurred in providing such cooperation.
               ii. Contract Manufacturer Agreement. Should Cornerstone properly make a Cornerstone Election, Cornerstone shall enter into a written sublicense and manufacturing agreement with the Contract Manufacturer, subject to Section 4 hereof (the “Contract Manufacturer Agreement”) that is reasonable acceptable to Neos. Cornerstone shall indemnify and hold harmless Neos from all third-party claims, judgments, and expenses in connection with any breach of the Contract Manufacturer Agreement by Contract Manufacturer to the extent that Cornerstone participated in or had knowledge of and could have prevented the breach by Contract Manufacturer. The Contract Manufacturer Agreement shall include the following provisions:

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

                    A. that the use of Neos’ technology shall be restricted to that necessary to manufacture the Product in the United States for the term of the Contract Manufacturer Agreement (and for no other purpose);
                    B. that all intellectual property developed under or in connection with the Contract Manufacturer Agreement and/or Neos’ Intellectual Property shall be the sole property of Neos, unless any invention thereof or contribution thereto by Cornerstone or Contract Manufacturer is independent, as documented by competent written records, of the intellectual property developed under or in connection with the Contract Manufacturer Agreement and/or Neos’ Intellectual Property;
                    C. that Contract Manufacturer must keep and maintain adequate financial records in accordance with GAAP which contain information that is reasonably accessible to or controlled by Contract Manufacturer, which financial records shall be available for review by Cornerstone on reasonable notice to Contract Manufacturer and shall be subject to audit by Cornerstone;
                    D. that such license shall expire contemporaneously with the termination of the Exclusivity Period;
                    E. that Neos’ Intellectual Property shall only be used in facilities that meet cGMP standards; and
                    F. that New York governing law shall apply.
     8. Confidential Information.
               i. Definitions. Confidential Information. Confidential information shall include all such information, in whole or in part, that a Party (each, a “Disclosing Party”) furnishes, demonstrates, presents, discusses, whether affixed to a tangible medium or not to another Party (each, a “Receiving Party”) or such Receiving Party’s representatives, whether such information is furnished before, concurrently with or after this Agreement, together with analyses, compilations, studies, notes of conversations or other documents prepared by a Receiving Party or such Receiving Party’s representatives that contain or otherwise reflect such information (the “Confidential Information”). Such Confidential Information may include, but is not limited to, ideas, know-how, procedures, methodologies or techniques, analysis, designs, inventions, patents, patent applications, specifications or documentation whether written or not.
               ii. Non-Confidential Information. The following information shall not be deemed Confidential Information subject to this Section of this Agreement (the “Non-Confidential Information”):
                    A. information that is or becomes generally available to the public other than a result of disclosure by a Receiving Party or such Receiving Party’s representatives;

                    B. information that was available to a Receiving Party or such Receiving Party’s representatives on a non-confidential basis prior to its disclosure by a Disclosing Party or such Disclosing Party’s representatives;
                    C. information that becomes available to a Receiving Party or such Receiving Party’s representatives on a non-confidential basis from a person (other than a Disclosing Party or such Disclosing Party’s affiliates) who is not otherwise obligated to maintain such information in confidence;
                    D. information that a Receiving Party can show was already independently developed by and in the possession of a Receiving Party at the time of the disclosure hereunder; or
                    E. information that, before or after disclosure hereunder, is lawfully acquired by a Receiving Party from a third party who has no obligation directly or indirectly with respect thereto.
          b. Restrictions on and Scope of Use. Each Party shall not directly or indirectly disclose, display, provide, transfer or otherwise make available all or any part of the other Party’s Confidential Information to any person or entity at any time, unless such Party has received prior written permission from the other Party. Each Receiving Party shall not make copies of a Disclosing Party’s Confidential Information or any portion thereof except as necessary to comply with the terms of this Agreement. A Receiving Party shall not provide access to a Disclosing Party’s Confidential Information to third parties, including consultants and independent contractors, without receiving prior written consent from such Disclosing Party. Each Receiving Party shall not at any time incorporate all or any portion of the other Party’s Confidential Information into any other work, presentation or product without the express prior written approval of such other Party. Each Receiving Party shall not use any portion of the other Party’s Confidential Information outside the scope of this Agreement, Each Party agrees that it shall be responsible for any breach of this Agreement by its representatives.
          c. Return of Information. Each Receiving Party agrees that, upon request of the Disclosing Party, such Receiving Party shall return to such Disclosing Party all copies of the Disclosing Party’s Confidential Information and all notes, memoranda or analysis relating thereto. In addition, upon the request of the Disclosing Party, the Receiving Party shall erase, delete or destroy all notes, documents, electronic mail, magnetic media or other computer storage, including system backups, which contain any of the Disclosing Party’s Confidential Information and shall certify same in writing to the Disclosing Party.
          d. Acknowledgments. Cornerstone acknowledges that Neos has superior rights and/or owns in whole or in part the rights, title and interest in and to all Intellectual Property rights including, but not limited to, all patents, trademarks, copyrights and trade secrets relating to any ideas, methodologies, protocols, procedures or techniques that are a result of any meetings or disclosure of Confidential Information between the Parties, subject to the rights of the Cornerstone under Section 7.b. Neos and Cornerstone acknowledge and reaffirm their respective obligations under that certain Confidentiality Agreement between the Parties dated March 17, 2006 (the “CA”), and the Parties each confirm that any and all sensitive business information shared between the Parties was shared subject to the terms of the CA, which CA shall remain in full force and effect. The confidentiality obligations hereunder expand upon and do not diminish the Parties’ rights and obligations under the CA.
          e. Use of Information. Notwithstanding the foregoing provisions of Article 8 and the CA, each Party may disclose Confidential Information belonging to another Party to the extent such Party determines in good faith that disclosure is reasonably necessary to:
               i. prosecute or defend litigation relating to this Agreement or such Party’s rights or obligations hereunder;
               ii. exercise its rights hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth herein;
               iii. file, pursue or maintain an IND, NDA or other regulatory filings or approvals necessary or appropriate in connection with the development or commercialization of one or more Products; and
               iv. to evidence, on a confidential basis, that Neos’ Intellectual Property is effective as shown in data generated from Clinical Studies and pre-Clinical Studies and post-Regulatory Approval.
In the event a Party shall deem it reasonably necessary to disclose Confidential Information belonging to another Party pursuant to this 8.e., the disclosing Party shall to the extent possible give reasonable advance written notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.
          f. SEC Filings and Other Disclosures. A Party may disclose the terms of this Agreement (i) to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission; (ii) to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with other applicable governmental laws and regulations; and (iii) in connection with a prospective acquisition of, merger by or financing for such Party, to prospective acquirers or merger candidates or to existing or potential investors, provided that prior to such disclosure each such candidate or investor shall be agree in writing to be bound by obligations of confidentiality and non-use no less restrictive in scope than those set forth in this Article 8. If a Party discloses this Agreement or any of the terms hereof in accordance with clause (i) or clause (ii) above, such Party shall, at its own expense, seek such confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Parties.
          g. Compelled Disclosure. In the event that a Receiving Party or anyone to whom such Receiving Party or any of such Receiving Party’s representatives transmits the Disclosing Party’s Confidential Information becomes legally compelled to disclose any of such Disclosing Party’s Confidential Information, the Receiving Party will provide the Disclosing Party with prompt notice so that the Disclosing Party may have the opportunity to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the

Disclosing Party waives compliance in writing with the provisions of this Agreement, the Receiving Party or the Receiving Party’s representatives will furnish only that portion of the Disclosing Party’s Confidential Information that is legally required to be disclosed (by judicial or similar process that would subject the Receiving Party or the Receiving Party’s representatives to contempt or similar penalty for failure to disclose) and the Receiving Party shall exercise its best efforts to assure that, before and after a legally required disclosure, the disclosed Disclosing Party’s Confidential Information shall remain as confidential as possible.
     9. Regulatory Environment. The Parties specifically acknowledge that Neos is regulated by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration, the Federal Trade Commission, as well as other federal agencies and ancillary state authorities (hereinafter referred to individually and collectively as “Federal or State Regulatory Authorities”). The Parties further acknowledge that each of these Federal or State Regulatory Authorities has the authority to impose restrictions on Neos’ operations that could result in the commercial infeasibility of the objectives of this Agreement. Such restrictions may be the result of statutory or regulatory change, changes in non-regulatory guidances and policies issued by such federal or state regulatory authorities, or enforcement actions, all of which are outside of Neos’ and Cornerstone’s control. The regulatory environment under which Neos operates, including current statutory and regulatory requirements, guidances, and policies, as well as any changes to such statutory and regulatory requirements, guidances, and policies promulgated or otherwise made effective after the date of execution of this Agreement are hereinafter referred to as the “Regulations.” Neos warrants that, as of the date of execution of this Agreement, it knows of no current impediments under the aegis of such Regulations to successful completion of the objectives of this Agreement.
     10. Term/Termination.
          a. Term. Unless sooner terminated pursuant to the terms hereof, this Agreement shall remain in full force and effect until December 31, 2026.
          b. Termination.
               i. Breach. This Agreement may be terminated upon written notice by a Party to another Party that such other Party has materially breached its obligations to under this Agreement (each, a “Breach Notice”), with each Breach Notice specifically describing the alleged breach by the receiving Party of its obligations under this Agreement and why such alleged breach is material, if the receiving Party fails to materially cure the alleged breach described in the applicable Breach Notice within sixty (60) days of its receipt of such applicable Breach Notice, except for non-payment which shall have a ten (10) day cure period, provided, however, that in the event of a good faith dispute with respect to the existence of a material breach or cure thereof, the sixty (60) day or ten (10) day, as applicable, cure period shall be tolled until such time as the dispute is resolved pursuant to Section 11. hereof. Termination for breach shall not be a non-breaching Party’s sole remedy against the breaching Party.
               ii. Regulatory. This Agreement may be terminated upon written notice by either Party to the other that Federal or State Regulatory Authorities with jurisdiction over a Party and the Products has effected, or will effect at a time certain, changes to the Regulations or have instituted one or more enforcement actions that can, in the determination of the relevant Party, be reasonably expected to result in the commercial infeasibility of the objectives of this Agreement.
               iii. Bankruptcy. This Agreement may be terminated by any Party if (i) the other Party hereto applies for or consents to the appointment of a custodian, receiver, trustee, or liquidator of all or a substantial part of its assets, or makes a general assignment for the benefit of creditors, or (ii) the other Party hereto files, or submits, a petition or answer seeking an arrangement with its creditors under any bankruptcy or insolvency law or proceeding, or (iii) any order, judgment or decree is entered against the other Party hereto, without the application, consent or approval of such Party appointing a custodian, receiver, trustee or liquidator or a substantial part of its assets or approving a petition seeking reorganization of such Party and such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) days, or (iv) any Party hereto fails to remove an involuntary petition in bankruptcy filed against it within forty five (45) days of the filing thereof, or (v) any order for relief is entered against any other Party hereto under the United States Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Neos are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code, The Parties agree that the Cornerstone, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.
               iv. Commercial. This Agreement may be terminated upon written notice by Cornerstone to Neos if Cornerstone determines that continued investment in the development or commercialization of the Products is not commercially advisable, which notice must be sent immediately after Cornerstone makes such a determination. In the event that Cornerstone terminates this Agreement pursuant to the terms of this Section l0.b.iv. Neos shall have no further obligations to Cornerstone hereunder and Cornerstone shall transfer ownership to Neos of all NDAs applied for (but not received) hereunder in connection with each Product and all data generated in connection with Products, including, without limitation, data from Clinical Studies and pre-Clinical Studies, all of which shall be free and clear of all liens and encumbrances. In addition, Cornerstone shall, from time to time, deliver all documents and other recordings, whether electronic or otherwise, related to any and all of the foregoing, and execute any and all reasonable instruments, documents and things as reasonably requested by Neos from time to time to evidence Neos’ sole ownership of each of the foregoing.
               v. Force Majeure. The Parties agree that in the event of a Force Majeure (hereinafter defined) which renders it impossible for a Party (the “FM Party”) to perform its obligations under this Agreement, the other Party (the “non-FM Party”) may terminate this Agreement by providing the FM Party with written notice identifying such Force Majeure (hereinafter defined) (a “FM Notice”), which FM Notice shall specify the non-FM Party’s assertion that such Force Majeure (hereinafter defined) will render it impossible for the FM Party to perform its obligations under this Agreement, but such termination shall only be effective if the FM Party fails to materially perform its obligations under this Agreement as specified in the applicable FM Notice within [***] days after the FM Party’s receipt of such FM Notice. Neither Party shall be liable or responsible for any Force Majeure. As used herein, the term “Force Majeure” shall mean any delays and/or defaults hereunder due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the reasonable control of a Party.
          c. Separate Agreements. In the event that this Agreement is terminated by either Party pursuant to Section l0.b. above, the Parties respective rights and obligations hereunder shall terminate except for those Surviving Obligations (hereinafter defined). However, any such termination shall have no effect on any Manufacturing Agreement entered into under or in connection with this Agreement, each of which shall be a separate and apart from this Agreement.
          d. Damage Limitation. No Party shall be liable to the other Party for any indirect, special, incidental, punitive or consequential damages in connection with any breach of this Agreement. Notwithstanding the foregoing, there shall be no limitation as to the foregoing damages in connection with a willful breach of this Agreement or in connection with the misappropriation or infringement of a Party’s Intellectual Property.
     11. Dispute Resolution. Any dispute under or related to this Agreement shall be settled by non-binding mediation followed, if necessary, by binding arbitration.
          a. Mediation. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation conducted by the American Arbitration Association (the “AAA”) in accordance with Commercial Arbitration Rules and Mediation Procedures (Including Procedures for Large, Complex Commercial Disputes) (the “ADR Rules”), except where that procedure conflicts with these provisions, in which case these provisions control. If the AAA is not in existence at the time of such dispute, the Parties shall agree upon a method for mediation or an alternate party to conduct mediation, as applicable. The mediation shall be conducted in Chicago, Illinois and shall be attended by an individual or individuals from each Party with authority to resolve the dispute.
               i. Mediator. The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm.
               ii. Selection of Mediator. The Parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement, within ten (10) days of initiation of the mediation, the mediator shall be selected by AAA.
               iii. Mediation Procedure. The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than forty five (45) days after initiation. Under no circumstances may the commencement of arbitration above be delayed more than forty five (45) days by the mediation process specified herein absent contrary agreement of the Parties.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

               iv. Effect of Mediation. Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party, procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings. Notwithstanding anything to the contrary in this Section 1l.a., each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction or replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.
          b. Arbitration. Should the Parties not settle a dispute pursuant to mediation in accordance with Section 11.a, above, any such dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, shall be resolved through binding arbitration conducted by the AAA in accordance with the ADR Rules, except where that procedure conflicts with these provisions, in which case these provisions control. The Parties also agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings. If the AAA is not in existence at the time of such dispute, the Parties shall agree upon a method for arbitration or an alternate party to conduct arbitration, as applicable. The arbitration shall be conducted in Chicago, Illinois.
               i. Initiation of Arbitration and Selection of Arbitrator. Upon the unsuccessful termination of a mediation conducted in accordance with Section 11.a. above, a Party shall notify the other Party that it wishes to proceed with arbitration of the matters mediated in such mediation. The Parties shall agree upon an arbitrator within ten (10) business days after receipt by the other Party of such notice. Should the Parties not agree upon an arbitrator within the ten (10) business day period, then the Parties or any one of them may immediately, by petition to the AAA, or its successor, request the appointment of three (3) persons, each of whom shall be qualified to serve as an arbitrator, and none of whom shall have any interest in or be in any way affiliated with or related to any Party as a stockholder, officer, employee or agent of a relative of any such person. From the three (3) persons thus appointed, each Party shall, within fifteen (15) days after both Parties’ written receipt of such appointment, strike one (1) name, the Party who initiated the arbitration striking first, The remaining person shall act as the arbitrator. If any Party shall fail or refuse within the time provided to strike from the list of the three (3) persons appointed by the court as set forth above, the other Party shall proceed to select the third arbitrator from said list, Notwithstanding and in addition to anything else contained in this Agreement, the arbitrator(s) shall be chosen from a class of disinterested experts qualified by education, training and/or experience to resolve the particular issue in dispute in an informed and efficient manner, By the way of illustration and not limitation, if the issue in dispute pertains to how a transaction shall be treated under accounting principles, then the arbitrator(s) shall be certified public accountant(s) with at least five (5) years experience or, if the issue in dispute pertains to proper manufacturing procedures, then the arbitrator shall have at least ten (10) years experience in business similar to that of Neos. In the event the American Arbitration Association, or its successor, is requested to designate an arbitrator or arbitrators as aforesaid, and declines to do so, then the entire issue to be arbitrated may be submitted by either Party to the American Arbitration Association, or its successor, for binding arbitration.
               ii. Arbitration Procedure. After an arbitrator has been appointed as provided in Section ll.b.i. above, the arbitrator shall hold such meetings as a Party may reasonably request and at such meetings hear and consider any evidence that a Party desires to present. Within thirty (30) days after the hearing concludes, the arbitrator shall make his or determination.
               iii. Determinations Binding. All determinations made by the arbitrator shall be in writing and signed. Such written determinations shall be in all respects final. No Party shall have any right to appeal therefrom to the courts or otherwise, and judgment upon the determination may be entered in any court of competent jurisdiction.
               iv. Fees and Expenses. The fees and expenses of a mediator or an arbitrator hereunder shall be borne equally between the Parties. Any fees and expenses charged by the AAA shall be borne equally between the Parties.
     12. Indemnification.
          a. By Cornerstone. Cornerstone hereby agrees to indemnify and hold Neos harmless from and against any and all actions, suits, proceedings, claims, losses, liabilities, damages and expenses (including attorneys’ and experts’ fees and sums reasonably expended in investigation and settlement of litigation, pending or threatened) arising out of or in connection with third party claims resulting from: (i) any breach by Cornerstone of any term, provision, covenant, agreement, representation or warranty contained herein; or (ii) the willful or knowing infringement by Cornerstone of a third party’s intellectual property rights or misappropriation of any trade secret related to the Product, including, without limitation, patents, trademarks and/or copyrights, in connection with this Agreement or the performance of Cornerstone’s obligations hereunder except to the extent arising out of or in connection with the willful or knowing infringement by Neos of a third party’s foregoing intellectual property rights.
          b. By Neos. Neos hereby agrees to indemnify and hold Cornerstone harmless from and against any and all actions, suits, proceedings, claims, losses, liabilities, damages and expenses (including attorneys’ and experts’ fees and sums reasonably expended in investigation and settlement of litigation, pending or threatened) arising out of or in connection with (i) any breach by Neos of any term, provision, covenant, agreement, representation or warranty contained herein or (ii) the willful or knowing infringement of any patent or misappropriation of any trade secret by Neos in connection with this Agreement or the performance of Neos’ obligations hereunder except to the extent arising out of or in connection with the willful or knowing infringement by Cornerstone of a third party’s patent rights or misappropriation of any trade secret.
          c. Procedure. Upon the occurrence of any event giving rise to a right to seek indemnification hereunder, the Party seeking indemnification shall give the indemnifying Party written notice of such claim, action or proceeding within ten (10) days after it becomes known to such Party, provided, however, that the failure to give such notice shall not relieve the indemnifying Party of its obligations to indemnify unless such failure materially and adversely affects the defense of such action. The indemnifying Party shall, within ten (10) days after receipt of such notice, notify the other Party as to whether or not it intends to take over the defense of such action, failing which, the Party seeking indemnification shall be entitled to take over the defense of the action. Upon proper notification by the indemnifying Party of its intention to defend the claim, the indemnifying Party shall engage counsel reasonably satisfactory to the indemnified Party to assume the investigation and defense of the claim, and shall keep the indemnified Party and its counsel currently informed as to all material aspects of the claim and its investigation and defense. The indemnified Party may, in such case, engage counsel to assist in the investigation and defense of the claim, but shall not be entitled to reimbursement for any expenses related to the engagement of such counsel. If the indemnifying Party elects not to assume the investigation and defense of the claim, or fails to make any election within the time period herein provided, or if in the reasonable opinion of counsel to the indemnified Party, the indemnified Party has available to it defenses which are contrary to the interests of the indemnifying Party in any such action, then the indemnified Party shall be entitled to engage its own counsel for such investigation and defense, and shall be entitled to the full indemnification therefor.
     13. Representations and Warranties.
          a. Authority. Each Party represents and warrants that as of date hereof, it has the full right, power and authority to enter into this Agreement and that this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.
          b. Duly Organized.
               i. Neos. Neos represents and warrants that it is duly organized and validly existing as a limited partnership in good standing under the laws of Texas, with power to conduct any lawful business activity.
               ii. Cornerstone. Cornerstone represents and warrants that it is duly organized and validly existing as a corporation in good standing under the laws of Nevada, with corporate power to conduct any lawful business activity.
          c. Intellectual Property. Neos has the full right and power to grant the licenses set forth in Article 7. Neos is not a party to any outstanding agreements that are inconsistent with the provisions of this Agreement. Each of the patents in the Intellectual Property has been prosecuted in a diligent and professional manner. None of such patents (i) is subject to a pending interference action, opposition action, re-examination proceeding, litigation or other similar action by a Third Party challenging such patents or patent applications, (ii) has been abandoned, (iii) has been asserted to be invalid or unenforceable in a written communication to Neos or (iv) to the best of Neos’ knowledge, is the subject of an on-going unauthorized use, infringement or misappropriation claim by a Third Party.
          d. Disclaimer of Warranties. EXCEPT AS SET FORTH ABOVE, NEOS AND CORNERSTONE MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     14. Cornerstone Change of Control. In the event that Cornerstone or the First Product experiences a Change of Control (defined below), during the License Term, then [***]. Further, Cornerstone shall, during said term, promptly inform Neos of any transaction or series of transactions results in a Change of Control. As used herein, the term Change of Control shall mean that any of the following occur: (a) (i) ownership of more than fifty percent (50%) of the First Product is transferred by Cornerstone to a third party; or (ii) Cornerstone exclusively licenses its rights to the First Product to a third party; and (b)(i) there shall have been consummated: (A) any merger of Cornerstone wherein Cornerstone is not the continuing or surviving entity or pursuant to which shares of Cornerstone’s common stock or similar ownership interests would be converted to cash, securities or other property, other than a merger of Cornerstone wherein the holders of Cornerstone’s common stock or other similar ownership interest immediately prior to the merger collectively have a majority ownership of common stock or similar ownership interests of the surviving entity immediately after the merger; (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all, or substantially all, of Cornerstone’s assets; (ii) the owners of Cornerstone approve a plan or proposal for the liquidation or dissolution of Cornerstone; or (iii) any person or group (as that term is used in Rule 13d-5 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), that is not on the date of this Agreement a beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of Cornerstone’s outstanding common stock, shall become the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of Cornerstone’s outstanding common stock.
     15. Notices. Any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the Party giving the same, and shall be deemed to have been properly given and shall be effective and deemed delivered upon being personally delivered or delivered by nationally recognized courier such as Federal Express which maintains a record of receipt and delivery, or three (3) days after being deposited in the United States mail, postage prepaid, registered or certified with return receipt requested, to the other Party at the address of such other Party set forth below or at such other address within the continental United States as such other Party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the earlier of the date of actual or deemed receipt thereof; and provided further that no notice of change of address shall be effective until the earlier of the date of actual or deemed receipt thereof. Personal delivery to a Party or to any officer, agent or employee of such Party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

If to Neos, to:	Neos Therapeutics, L.P.
2940 N. Hwy. 360 Grand Prairie, Texas 75050

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

If to Cornerstone, to:	Cornerstone Biopharma, Inc.
2000 Regency Parkway, Suite 255 Cary, North Carolina 27511
     16. Continuing Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Sections 7 and 8 shall survive any termination or expiration of this Agreement (with the foregoing referred to herein as the “Surviving Obligations”).
     17. Relationship between the Parties. Neos and Cornerstone acknowledge that they are, and shall at all times remain, independent contractors. Cornerstone and Neos and their agents, servants, and employees shall under no circumstances be deemed agents or representatives of each for any purpose whatsoever, unless otherwise agreed to in writing, and Neos and Cornerstone shall have no authority to enter into any contracts or commitments in the name or on behalf of each other or to bind the other in any way. No Party hereto is or shall be deemed to be a franchisee of any other Party hereto, and each covenants and agrees not to make any representation to any person, express or implied, to the contrary.
     18. Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other and remaining provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement. Notwithstanding the foregoing, if from any circumstances whatsoever fulfillment of any term or provision of this Agreement shall involve transcending the limit of validity of any applicable law with regard to obligations of like character, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity and such obligation shall be fulfilled to the limit of such validity.
     19. Assignment. This Agreement and the rights and obligations of Cornerstone and Neos hereunder may not be assigned by either Party in whole or in part without the prior written consent of the other Party, which consent may not be unreasonably withheld, provided that either Party may assign all of its rights and obligations under this Agreement in connection with a merger or the sale of all or substantially all of that Party’s assets or in connection with a sale or other transfer by a Party of all or substantially all of its assets related to the Products, Notwithstanding the foregoing, this Agreement and the rights and obligations of Cornerstone and Neos may be wholly assigned by either Party to its wholly-owned subsidiaries or any entity which is otherwise related to such Party, provided that in all events the Party that is originally a party hereto shall financially guarantee the obligations of such assigning Party hereunder. In the event of an assignment, the obligations under Section 2.e. shall not apply to activities based on technologies or intellectual property rights owned or controlled by the assignee or successor at the time of the assignment or to any products in development or commercialization by the assignee or successor at the time of the assignment.

     20. Waiver. The waiver by a Party of any breach of this Agreement shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.
     21. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.
     22. Independent Judgment. The Parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and conditions of this Agreement; (c) they have had the opportunity to seek legal counsel and advice; (d) they are of equal bargaining power; and (e) they have relied on their own judgment in entering into this Agreement.
     23. Entire Agreement; Recitals. This Agreement embodies the entire agreement of the Parties concerning the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the Parties. Except for the CA, all prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated. The Parties agree that the recitals to this Agreement are an integral part hereof.
     24. Insurance. Each party shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company appropriate liability insurance naming the other Party as an additional insured. Such policy shall provide protection against all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Product or any material used in connection therewith or any use thereof.
     25. Counterparts. This Agreement may be executed in two or more counterparts, or facsimile or electronic versions, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.
[signature page follows]

[Signature Page to Amended and Restated Products Development Agreement]
     Cornerstone and Neos have each caused this Agreement to be executed by its duly authorized officer as of the date first shown above.

Neos:		Cornerstone:

NEOS THERAPEUTICS, L.P.		CORNERSTONE BIOPHARMA, INC.

By:	/s/ Mark Tengler	By:	/s/ Craig Collard

	Mark Tengler President		Craig Collard President and CEO

APPENDIX I
First Product Development Plan